Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) dated as of April 13, 2015 (“Effective Date”) is entered by and between West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”), and Eric M. Green. In consideration of the mutual covenants and benefits set forth below, the Company and the Executive agree as follows:

1.Term. Subject to Section 4, this Agreement shall be effective from the Effective Date until April 24, 2018 (the “Initial Term”), at which time it shall automatically renew for one additional two-year term (the “Successive Term”), unless either party gives the other party written notice of its intention to not renew the Agreement at least sixty (60) days before expiration of the Initial Term. After the expiration of the Successive Term, this Agreement shall automatically renew for additional one-year terms, unless either party gives the other party written notice of its intention to not renew the Agreement at least sixty (60) days before the expiration of such one-year term.

2.Employment.

(a)Title and Responsibilities. The Company offers employment to the Executive and the Executive accepts employment with the Company under the terms and conditions set forth in this Agreement. Beginning on April 24, 2015 (the “Commencement Date”), the Executive will serve as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). He will perform such duties and carry out such responsibilities as may be determined from time to time by the Board, consistent with the duties and responsibilities customarily performed by persons in similar executive capacities. The Company may add to or modify the Executive’s duties and responsibilities at any time in its sole discretion, and the Executive agrees to abide by the Company’s rules, regulations, instructions, personnel practices and policies, all of which may be amended or adopted at any time in the Company’s sole discretion; however, Executive shall be given reasonable notice of any change in, modification of, or addition to his duties or responsibilities and shall have access to all rules, regulations, instructions, personnel practices and policies.

(b)Full Time and Attention. While employed by the Company, the Executive will devote his full time and attention to the business of the Company and will not, without written permission from the Board, engage in any consulting work or any trade or business for the Executive’s own account, or for or on behalf of any other person, firm or corporation, that competes, conflicts or interferes with the performance of the Executive’s duties and responsibilities to the Company in any way, provided that the Executive may, with the Board’s approval, serve on civic or charitable boards or committees as long as doing so does not in any way materially interfere with the performance of the Executive’s duties or responsibilities to the Company.

(c)Obligations and Representations. The Executive will at all times abide by all covenants, agreements and other obligations he may owe to former employers, including, without limitation, any non-competition, non-solicitation or confidentiality agreements, including the Agreement between Sigma-Aldrich Corporation and Eric Green, dated April 1, 2011 (the “Sigma-Aldrich Agreement”) (collectively, “Existing Covenants”). The Executive will not use or otherwise access, without authorization, any information or material that is protected by any Existing Covenant, nor will the Executive need to do so. The Executive represents and warrants that (i) he has provided the Company with copies of all Existing Covenants; and (ii) he has not removed any property or files without authorization from any prior employer and he is not in unauthorized possession of any property or files belonging to any employer.

3.Compensation and Benefits.

(a)Base Salary. In consideration of the Executive’s services to the Company and the Executive’s covenants under this Agreement, the Company will pay the Executive a base salary of $700,000 (“Base Salary”), payable in accordance with the Company’s normal payroll schedule, less all required and authorized deductions and withholdings. Executive’s Base Salary shall be subject to review by the Compensation Committee of the Board on an annual basis beginning in January 2016.

(b)Annual Incentive Plan Bonus.

(i)The Executive will be eligible to earn an annual target bonus equaling one hundred percent (100%) of his Base Salary (the “Bonus”), subject to the Company’s Annual Incentive Plan (“AIP”). The 2015 Bonus will be prorated such that it will be multiplied by the number of days the Executive is employed in 2015 and divided by 365.

(ii)The Executive will be subject to Company’s stock ownership policy, as in effect from time to time, for the Chief Executive Officer position and may be required to receive at least 25% of his Bonus in common stock of the Company pursuant to the Company’s Bonus and Incentive Plan until such requirements are met.

(c)Long Term Incentive Plan.

(i)Performance Period 2015 - 2017. The Company will grant the Executive an award, subject to a grant agreement and the Company’s 2011 Omnibus Incentive Compensation Plan (“Omnibus Plan”) and Long-Term Incentive Plan (the “LTIP”), with a grant date value of $1,700,000, fifty percent (50%) of which will constitute options to purchase common stock of the Company (“Options”) and fifty percent (50%) of which will constitute performance vested stock units (“PVSUs”). The terms and conditions of the LTIP award made under this subsection (i) are set forth in the form award agreement attached to this Agreement as Exhibit I.

(ii)Performance Period 2014 - 2016. The Company will grant the Executive an award, subject to a grant agreement and the Omnibus Plan and LTIP, with a grant date value of $1,150,000, fifty percent (50%) of which will constitute Options and fifty percent (50%)

of which will constitute PVSUs. The terms and conditions of the LTIP award made under this subsection (ii) are set forth in the form award agreement attached to this Agreement as Exhibit II.

(d)Sign-On Retention Award. The Company will grant the Executive a sign-on retention award, subject to a grant agreement and the Omnibus Plan, with a grant date value of $4,000,000, twelve and one-half percent (12.5%) of which will constitute cash (the “Retention Cash”); forty-three and three-fourths percent (43.75%) of which will constitute Options (“Retention Options”) and forty-three and three-fourths percent (43.75%) of which will constitute shares of restricted stock in the Company (“Retention Shares”). The Company shall pay the Executive one hundred percent (100%) of the Retention Cash on the six (6) month anniversary of the Commencement Date; fifty-seven and 14/100 percent (57.14%) of the Retention Options and fifty-seven and 14/100 percent (57.14%) of the Retention Shares are expected to vest on the third anniversary of the Commencement Date; and forty-two and 86/100 percent (42.86%) of the Retention Options and forty-two and 86/100 percent (42.86%) of the Retention Shares are expected to vest on the fifth anniversary of the Commencement Date, in each case, provided that the Executive remains employed by the Company on the applicable vesting date. If, however, prior to the third anniversary of the Commencement Date, the Company terminates the Executive’s employment without Cause (defined below) and in the absence of any Disability (defined below) or the Executive terminates his employment for Good Reason (defined below), then, subject to the Executive’s execution of a Release Agreement (defined below), the Executive shall become vested (if not already vested) in a cumulative total of one hundred percent (100%) of the Retention Cash, fifty-seven and 14/100 percent (57.14%) of the Retention Options and fifty-seven and 14/100 percent (57.14%) of the Retention Shares, and he will immediately forfeit the remainder of the Retention Options and Retention Shares.

(e)Valuation of Grants. For purposes of Sections 3(c) and 3(d), above, grants of Options and Retention Options shall be valued using the Black-Scholes method on the grant date and grants of PVSUs, Retention Shares and Partial Retention Shares shall be valued at the closing price of the Company’s common stock on the grant date.

(f)Relocation Assistance. The Company will reimburse the Executive for those relocation expenses he incurs in connection with performing the terms of the Agreement, including home purchase closing costs, movement and storage of household goods, and temporary living expenses. Reimbursement of relocation expenses is subject to the Company’s Relocation Assistance Policy (“Relocation Policy”), provided that: (i) the Company will not advance equity funds to the Executive for a deposit on a new home purchase; (ii) the Company will not otherwise extend any “personal loan” to the Executive, as that term is used under Section 402 of the Sarbanes-Oxley Act of 2002; and (iii) the Company will pay the Executive a relocation bonus equal to two (2) month’s Base Salary, notwithstanding the Relocation Policy’s provision for a relocation bonus equal to only one (1) month’s Base Salary. If the Executive terminates his employment without Good Reason or is terminated by the Company for Cause prior to April 24, 2016, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section and the Company’s relocation policy.

(g)Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the Executive’s act or omission while serving as a director or officer of the Company or any affiliate of the Company, or in connection with Executive’s employment with the Company or any affiliate of the Company, the Company shall indemnify and hold harmless the Executive to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees); provided that said act or omission was made in good faith (and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation) and did not constitute gross negligence, fraud, willful misconduct, or breach of fiduciary duty and, in the case of a criminal Proceeding, he had no reasonable cause to believe the act or omission was unlawful, and provided further that the Executive has not violated any Existing Covenant, including the Sigma-Aldrich Agreement.

(h)Benefits. The Executive will be eligible to participate in the employee benefit plans generally available to the Company’s executives, including medical, dental, vision, disability, life insurance, and 401k plans, Non-Qualified Deferred Compensation Plan for Designated Executive Officers (“Deferred Compensation Plan”), Supplemental Employees’ Retirement Plan, Employee Stock Purchase Plan and Employees’ Retirement Plan, subject to the terms of each respective plan, as amended.

(i)Vacation. The Executive will be entitled to four weeks (20 business days) of vacation per year, in accordance with any Company policies governing employee vacations.

4.Termination.

(a)Termination for Any Reason. Either the Company or the Executive may terminate the Executive’s employment at any time for any reason. Unless otherwise specifically provided in this Agreement, the Executive will not be entitled to any compensation or benefits of any type following the effective date of termination, other than payment of accrued Base Salary, reimbursement of any expenses incurred by Executive that are eligible for reimbursement pursuant to any Company policy, and any right to continued benefits required by law or benefit payments required under the terms of Company benefit plans subject to the Employee Retirement and Income Security Act of 1974, as amended (collectively, the “Accrued Amounts”).

(b)Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause (defined below) at any time, effective immediately upon the Company delivering written notice of the termination for Cause to the Executive, in which case the Company will owe the Executive nothing more than the Accrued Amounts. “Cause” shall be defined as: (A) any willful failure by the Executive to perform his duties or responsibilities under this Agreement or to comply with any valid and legal directives of the Board; (B) any act of fraud, embezzlement, theft or misappropriation of the funds of the Company by the Executive, or the

Executive’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (C) the Executive’s engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; (D) the Executive's breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company, including any breach of any covenant contained in Section 5; or (E) a material violation of a rule, policy, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company. With respect to subsections (A), (D) and (E) of this paragraph, Company shall give Executive written notice of any alleged breach or violation of these subsections and afford the Executive 30 days in which to remedy the condition.

(c)Termination upon Death or Disability. The Executive’s employment shall terminate automatically upon his death, the Company may terminate the Executive's employment on account of the Executive’s Disability, and the Company shall in each case owe the Executive the Accrued Amounts plus any earned but unpaid Bonus. “Disability” shall mean the Executive’s entitlement to receive long-term disability benefits under the Company’s long-term disability plan, or in the absence of any such plan, under applicable Social Security regulations, to the extent not inconsistent with applicable law. In the event of any dispute under this paragraph, the Executive will submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be incurred by the Company, and the physician shall make a final determination whether the Executive is capable of performing his job duties.

(d)Nonrenewal by Company; Termination By Company Without Cause. If the Company terminates the Executive’s employment without Cause and in the absence of any Disability, or if the Company gives the Executive notice of nonrenewal of the Agreement under Section 1, then in addition to the Accrued Amounts and any amounts that Executive would be entitled to receive under Section 3(d) of this Agreement, the Executive will receive:

(i)continued payments of the Base Salary, less ordinary tax and payroll withholdings and deductions provided in subsection (ii) immediately below, for twelve (12) months, payable according to the Company’s ordinary payroll schedule (the “Severance Compensation”), commencing on the first regularly scheduled Company payroll date following the date upon which the Executive has executed an irrevocable release, the form of which is attached here to as Exhibit III (“Release Agreement”); and

(ii)provided the Executive executes the Release Agreement, and provided that the Executive completes the COBRA enrollment process which will be provided to the Executive separately, the medical coverage and dental coverage in which the Executive participates on the termination date will continue for twelve (12) months following termination (the “COBRA Period”) in the same manner and to the same extent as applies to similarly-situated active employees. During the COBRA Period, the Company will continue to pay the same portion of the cost of the coverage as it does for all similarly-situated active employees, and the Executive’s share of the cost of coverage will be deducted from the Severance Compensation. The Executive will be permitted or required to change his group health insurance elections during open enrollment and to the extent permitted by the terms of the group health insurance plans and applicable law. Shortly following the termination date, the Executive will be mailed at his home address an official COBRA notification with an application that he must complete to be eligible for continuation of coverage. The Executive’s coverage during the Severance Period will run concurrently with and be in lieu of any coverage required under COBRA. Following the COBRA Period, the Executive and his beneficiaries may continue group health insurance coverage for the remainder of the statutory COBRA term under applicable law. The Executive must pay the full cost of coverage following the COBRA Period. The monthly premium and the insurance carrier may be changed. If that occurs, the Executive will be so notified at his address of record. If the Executive fails to return the required COBRA notice, the medical benefits described in this agreement cannot be provided under applicable federal regulations.

(e)Change in Control.

(i)Change in Control Benefits. If at any time within two (2) years after a Change in Control (defined below) occurs, the Executive is terminated without Cause and in the absence of a Disability or the Executive resigns for Good Reason (defined below), then the Company shall not pay any of the benefits provided under subsection (d) immediately above, but rather shall provide the following benefits to the Executive:

(A)an amount equal to twice the Executive’s Base Salary, plus twice the average amount of the Bonuses the Executive has received in the preceding three (3) fiscal years (or if Executive has not been employed by the Company for a period such that he would have received a Bonus for three years, then 100% of Executive’s Base Salary shall be used to calculate the average for each missing year), payable in equal installments over twenty-four (24) months, less ordinary tax and payroll withholdings, commencing on the first regularly scheduled Company payroll date following the date upon which the Executive has executed a Release Agreement, provided, however, that if at any time before the third anniversary of a Separation from Service, the Executive either (1) elects retirement under the Company’s Employees’ Retirement Plan (the “Retirement Plan”), or (2) reaches normal retirement age under the Retirement Plan, then the Executive’s severance compensation under this paragraph will be reduced by an amount equal to the product obtained by multiplying such severance compensation by a fraction, the numerator of which is the number of days elapsed from the date of termination until the date on which either of the events described in clauses (1) or (2) first occurs, and the denominator of which is 1095;

(B)the difference, if any, between (1) the benefit the Executive would be entitled to receive under the Company’s Savings/Deferred Comp Plan (defined below) if the Company’s contributions to the Savings/Deferred Comp Plan were fully vested upon the termination of the Executive’s employment, and (2) the benefit the Employee is entitled to receive under the terms of the Savings/Deferred Comp Plan upon termination of the Employee's employment, provided that any such benefit will be payable at such time and in such manner as benefits are payable to the Employee under the Savings/Deferred Comp Plan;

(C)for twenty-four (24) months following the Executive’s termination date, either of the following benefits, chosen at the Company’s discretion:

(1) the same benefit provided under Section 4(d)(ii), except that the terms “twelve” and “12” are replaced with “twenty-four” and “24”, respectively;
(2) monthly payments, less taxes and withholdings, equal to the Company’s cost of providing medical and dental insurance coverage to similarly-situated active employees;
(D)full vesting of all stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement that have not yet vested, effective upon the Executive’s execution of a Release Agreement.

(ii)Definitions.

(A)“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K as in effect on the date of this Agreement pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), provided, that, without limitation, a Change in Control shall be deemed to have occurred if:

(1)    any Person (other than the Company, any Person who on the date hereof is a director or officer of the Company, or a trustee or fiduciary holding securities under an employee benefit plan of the Company) is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
(2)    during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or
(3)    the shareholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition of all or substantially all of the Company’s assets, a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Non-Control Transaction”) that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of the Non-Control Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after the Non-Control Transaction.

(B)“Good Reason” means the occurrence of any of the following without the Executive’s consent: (1) a material diminution in the Base Salary; (2) a material reduction in Executive’s duties, authority or responsibilities relative to Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (3) the relocation of Executive’s principal place of employment in a manner that lengthens by fifty (50) or more miles his one-way commuting distance to his place of employment; provided that a termination shall only be for Good Reason if: (1) within forty-five (45) calendar days of the initial existence of Good Reason, Executive provides written notice of Good Reason to the Board; (2) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (3) Executive terminates employment within sixty (60) calendar days after the expiration of such 30 day remedy period.

(C)“Payment” means: (1) any amount due or paid to the Executive under this Agreement; (2) any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and any of its subsidiaries, and (3) any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and any of its subsidiaries not otherwise covered under clause (1) or (2) hereof which must reasonably be taken into account under section 280G of the Code (defined below) and its regulations in determining the amount of the “parachute payments” received by the Executive, including, without limitation, any amounts which must be taken into account under the Code and its regulations as a result of (I) the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (II) the acceleration of the time at which any payment or benefit is receivable by the Executive or (III) any contingent severance or other amounts that are payable to the Executive.

(D)“Savings/Deferred Comp Plan” shall mean the Company’s 401(k) Plan, the Deferred Compensation Plan and any successor plans or other similar plans established from time to time that may allow executive officers to defer taxation of compensation.

(iii)Excise Tax Limitation

(A)Limitation. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any Payments received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) under this Agreement or otherwise would subject the Executive to the excise tax (plus any related interest and penalties) imposed under section 4999 of the Internal Revenue Code of 1986 (the “Code”), as amended (the “Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (1) such cash Payments shall first be reduced (if necessary, to zero), then (2) all non-cash Payments (other than those relating to equity and incentive plans) shall next be reduced (if necessary, to zero), and finally (3) all other non-cash Payments relating to equity and incentive plans shall be reduced.

(B)Determination of Application of the Limitation. Subject to the provisions of Section 4(e)(iii)(C), all determinations required under this Section 4(e)(iii) shall be made by the accounting firm that was the Company’s independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and the Executive) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of the Change in Control, the termination of employment, or any other date reasonably requested by the Executive or the Company on which a determination under this Section 4 is necessary or advisable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code or its regulations not to report an Excise Tax on the Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Executive and the Company.

(C)Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in Payments that would be less on an after-tax basis than had those payments been limited under Section 4(e)(iii)(A). Such notice shall be given as soon as practicable after the Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall: (1) give the Company any information reasonably requested by the Company relating to the claim; (2) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (3) cooperate with the Company in good faith in contesting the claim; and (4) permit the Company to participate in any proceedings relating to the claim. Company shall pay all reasonable fees, costs and expenses incurred by Executive in contesting a claim, including, but not limited to, reasonable attorney’s fees, filing fees, and expert fees. The Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, the Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Executive on an after-tax and interest-free basis (the “Advance”). The Company’s control of the contest related to the claim shall be limited to the issues related to the Payments and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. The Advance or other payments and the reimbursement of any related costs, expenses or taxes payable under this paragraph shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed.

(D)Repayments. If, after receipt by the Executive of an Advance, the Executive becomes entitled to a refund with respect to the claim to which such Advance relates, the Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an Advance, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Executive.

(f)Limitations on All Termination Benefits. All benefits in this Section 4 except the Accrued Amounts are contingent upon the Executive’s execution of an irrevocable Release Agreement. If the period during which the Executive may consider and revoke the Release Agreement under any provision of this Agreement could extend beyond the tax year that includes the date of termination of the Executive’s employment, the benefits upon which the Release Agreement are contingent will be paid in the later year. If at any time the Executive has breached Section 5 of this Agreement, the Company may cease paying the benefits of this Section 4 (other than the Accrued Amounts) and recover from the Executive all such payments previously made except the first payment made, which the Executive acknowledges is sufficient consideration for the Release Agreement. The benefits under this Section 4 shall replace any other severance obligation owed the Executive under any other policy, plan or practice.

5.Restrictive Covenants.

(a)Covenant not to Disclose.

(i)During and after the Executive’s employment with the Company, the Executive will not use, disclose, or reveal to any third party any Confidential Information (defined below) except when acting in good faith within the scope of the Executive’s duties, with prior written authorization from the Board, or in exercising a legal right to communicate with a government agency. Nothing in this Section shall be deemed to limit the Executive’s non-disclosure obligations under any applicable rule, statute, regulation or other Company policy.

(ii)As used in this Agreement, the term “Confidential Information” means all information belonging to, or otherwise relating to the business of the Company, which is not generally known, regardless of the manner in which it is stored or conveyed to the Executive. Confidential Information includes the Company’s trade secrets, formulae and processes, as well as other proprietary knowledge, information, know-how and non-public intellectual property rights. Confidential Information also includes the Company’s product specifications, ideas, conceptions and compilations of data, whether or not patentable or copyrightable and whether or not conceived, originated, discovered or developed in whole or in part by the Executive. For example, Confidential Information includes, without limitation, information concerning the Company’s software and code, algorithms, business plans, operations, products, financial and business strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, current and prospective customers, licensees or licensors; information received from third parties (such as consultants, co-venturers, etc.) under confidential conditions; and other valuable financial, commercial, business, technical or marketing information concerning the Company or any of the products or services made, developed or sold by the Company. Confidential Information does not include information that: (A) was generally known to the relevant public or industry at the time of disclosure; (B) was lawfully received by the Executive from a third party; (C) was known to the Executive prior to receipt from the Company; or (D) was independently developed by the Executive or independent third parties, provided that, in each case, such exceptions apply only if such public knowledge or possession by an independent third party was without breach by the Executive or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Agreement.

(iii)Upon termination of the Executive’s employment with the Company for any reason, the Executive will, within three (3) days, return all Company property, including without limitation any documents, physical and electronic files, customer lists, notes, records, technical reports, procedures or specifications, market research reports, correspondence, plans, research, notebooks, drawings, employee lists, and the Executive shall retain no copies thereof.

(b)Covenants not to Solicit or Hire.

(i)During employment with the Company and for a period of twelve (12) months following the termination of his employment for any reason, the Executive shall not, for the purpose of providing products or services that are in competition with the products or services of the Company, directly or indirectly contact, solicit or accept business from any of the Company’s current or prospective customers or end users with whom the Executive had direct contact with or solicited on behalf of the Company in the twelve (12) months prior to the Executive’s termination.

(ii)During employment with the Company and for a period of twelve (12) months following the termination of his employment for any reason, the Executive shall not directly or indirectly contact, solicit, recruit or hire any employee or contractor of the Company with whom the Executive worked or had contact for the purpose of causing, inviting or encouraging any such employee or contractor to alter or terminate his or her employment or business relationship with the Company.

(iii)The term “solicit” means: (A) to make any comments or engage in any conduct that would influence a decision to continue doing business with the Company, regardless of how contact is initiated; or (B) to make any comments or engage in any conduct that would influence a decision to continue an employment or contracting relationship with the Company or accept employment with another company, regardless of how contact is initiated.

(c)Covenants not to Compete. During employment with the Company and for a period of twelve (12) months following the termination of employment for any reason:

(i)the Executive will not directly or indirectly, within the Restricted Area (defined below), own, operate, control or participate in the ownership, operation or control of any business enterprise (including, without limitation, any corporation, partnership, proprietorship or other venture) engaged in the Restricted Business (defined below), provided that nothing in this Section shall prevent the Executive from purchasing or owning, directly or beneficially, as a passive investment, less than five percent (5%) of any class of the publicly traded securities of any corporation; and

(ii)the Executive will not, within the Restricted Area, set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, independent contractor, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be engaged in the Restricted Business if such employment or engagement will require the Executive to perform duties similar to those he performed for the Company or might cause the Executive to deliberately or inadvertently use or disclose Confidential Information.

(iii)The term “Restricted Area” means the United States of America and any other country in which the Executive performs services or holds management responsibility for the Company.

(iv)The term “Restricted Business” means (A) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (B) any other line or type of business conducted by the Company or any of its subsidiaries or affiliates during the term of this Agreement and in which the Executive has been actively involved.

(d)Acknowledgments. The Executive acknowledges that: (i) the covenants of this Section 5 are supported by sufficient consideration, including new employment with the Company, access to the Company’s Legitimate Business Interests (defined below), and the equity awards, relocation reimbursement, indemnity and other benefits provided under Section 3; (ii) the Company has invested substantial resources into the development, protection and retention of its Confidential Information, employees, customers, goodwill and business (collectively, “Legitimate Business Interests”); (iii) the Legitimate Business Interests have significant intrinsic value and are not readily achieved or duplicated; (iv) the Executive will gain access to and familiarity with the Legitimate Business Interests; (iv) the Company operates and markets its business in countries all around the world, and the Executive will be directly responsible for that business in each of those countries and in every state of the United States; and (v) the covenants of this Section are therefore reasonable and necessary to protect the Legitimate Business Interests.

(e)Subsequent Employment Protocol. The Executive agrees, for a period of twelve (12) months after employment with the Company ends, to inform the Company, prior to commencing new employment, of the name, address and telephone number of each subsequent employer with which the Executive accepts employment and also to provide the Company with a description of the Executive’s job duties and responsibilities with each subsequent employer. The Executive further agrees, for a period of twelve (12) months after employment with the Company ends, to make every reasonable effort to communicate the Executive’s obligations and responsibilities under this Agreement to each and every subsequent employer, including providing each subsequent employer with a copy of this Agreement.

(f)Remedies for Breach. In the event of the Executive’s actual or threatened breach of the provisions of this Agreement, the Company, in addition to all other rights, shall be entitled to a temporary and permanent injunction from a court restraining Executive from breaching this Agreement.

(g)Extension of Time. The period of time during which the Executive is subject to the Agreement shall be extended for that amount of time during which the Executive is in breach of the Agreement.

6.Rights in Developments.

(a)The Executive acknowledges and agrees that all Inventions (defined below) which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Executive’s employment shall be the sole and exclusive property of the Company. Unless the Company decides otherwise, the Company shall be the sole owner of all rights in connection therewith. All patented, patent-pending and copyright-protected Inventions are and at all times shall remain “work made for hire.” The Executive hereby assigns to the Company any and all of the Executive’s rights to any Inventions, absolutely and forever, throughout the world and for the full term of each and every such right, including renewal or extension of any such term, provided that this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the Invention relates directly to the Restricted Business; or (ii) the Invention results from any work performed by the Executive for the Company. The term “Inventions” means any works of authorship, discoveries, formulae, processes, improvements, inventions, designs, drawings, specifications, notes, graphics, source and other code, trade secrets, technologies, algorithms, computer programs, audio, video or other files or content, ideas, designs, processes, techniques, know-how and data, whether or not patentable or copyrightable, made, conceived, reduced to practice or developed by the Executive, either alone or jointly with others, during the Executive’s employment.

(b)The Executive agrees to perform all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights and/or the Executive’s assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. If Executive is no longer employed by the Company, then Executive shall be entitled to reimbursement for all costs and expenses associated with assisting the Company, and shall be compensated at an hourly rate of $200 per hour for any time in excess of 25 hours spent in assisting the Company under this subsection (provided, however, that Executive shall not be compensated for time spent assisting the Company during the twelve (12) months immediately following termination of his employment with the Company). The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.

(c)The Executive agrees to assist the Company in obtaining patents or copyrights on any Inventions assigned to the Company that the Company, in its sole discretion, seeks to patent or copyright. The Executive also agrees to sign all documents, and do all things necessary to obtain such patents or copyrights, to further assign them to the Company and to protect the Company against infringement by other parties. The Executive agrees that while employed by the Company, such actions will be without compensation but at no expense to the Executive. If Executive is no longer employed by the Company, then Executive shall be entitled to reimbursement for all costs and expenses associated with assisting the Company and shall be compensated at an hourly rate of $200 per hour for any time in excess of 25 hours spent in assisting the Company under this subsection (provided, however, that Executive shall not be compensated for time spent assisting the Company during the twelve (12) months immediately following termination of his employment with the Company). The Executive irrevocably appoints any Company-selected designee to act as his agent and attorney-in-fact to perform all acts necessary to obtain patents and/or copyrights as required by this Agreement if the Executive refuses to perform those acts or is unavailable within the meaning of the United States patent and copyright laws. It is expressly intended by the Executive that the foregoing power of attorney is coupled with an interest.

(d)All information and records regarding all Inventions, and all copies thereof, shall be the property of the Company as to any Inventions within the meaning of this Agreement. Such records should be considered proprietary information of the Company and are subject to the provisions of this Agreement. In addition, the Executive agrees to promptly surrender all such records and information, and all copies thereof, at the request of the Company, or within three (3) days after termination of the Executive’s employment.

(e)The Executive has attached hereto a complete list of all existing Inventions to which the Executive claims ownership as of the date of this Agreement and that the Executive desires to clarify are not subject to this Agreement, and the Executive acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, the Executive represents that the Executive has no such Inventions at the time of signing this Agreement.

7.Publicity; Non-disparagement. Neither party will issue, absent consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them, or the ending of such relationship. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive agrees that the Executive will not disparage, criticize or make statements which are negative, detrimental or injurious to the Company to any individual or third party. Nothing herein shall prohibit providing testimony as required by law or exercising legal rights to communicate with any government agency.

8.Assignment. The Executive acknowledges that the services to be rendered are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. The Executive explicitly agrees this Agreement will be freely assignable by the Company in the event of a change in ownership interest by sale, stock transfer or otherwise. The Executive further agrees that if requested by a successor to the Company, and for the consideration stated above, the Executive will sign a restrictive covenant agreement in substantially the same form as Section 5 of this Agreement, naming the successor as the employer.

9.Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties relating to its subject matter and it supersedes and cancels all previous agreements or understandings between the parties, except that this Agreement will not be deemed to supersede or cancel any obligations of the Executive under any deferred compensation or equity award plan governing the Executive. In executing this Agreement, neither party has relied on any statements, promises or representations made by the other party except as specifically stated in this Agreement.

10.Severability. If any provision of this Agreement is held to be unenforceable, such provision will be distinct and severable from the other provisions of this Agreement and such unenforceability will not affect the validity and enforceability of the remaining provisions. If a court holds that the duration, scope, geographic range or any other restriction stated in any provision of this Agreement is unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic range or other restriction that the court deems reasonable under such circumstances will be substituted and that the court will have the power to revise any of those restrictions to cover the maximum period, scope, geographic range and/or other restriction permitted by law. It is the intent of the parties that the court, in establishing any such substitute restriction, recognize that the parties’ desire is that the stated restrictions upon which the parties have agreed be honored to the maximum lawful extent.

11.Tax Consequences. All payments under this Agreement will be subject to the Company’s tax withholding obligations under applicable federal, state, local or foreign law. The Company makes no representations that the payments and benefits provided under this Agreement comply with any tax obligations and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with any tax obligation.

12.Section 409A.

(a)This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A of the Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that no payments due under this Agreement will be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. If the Company’s outside legal counsel advises the Company that any provision of this Agreement would cause the Executive to incur an additional tax, penalty or interest under Section 409A of the Code, the Company and the Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty or interest under Section 409A of the Code.

(b)For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment.

(c) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement, mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

(d)Any reimbursement or in-kind benefit is subject to all of the following conditions: (i) any amount provided in one taxable year has no effect on the amount eligible to be provided in another taxable year, unless permitted under Section 409A; (ii) any reimbursement will be made no later than the end of the year after the year in which the expense is incurred; and (iii) the right to any amount cannot be liquidated or exchanged for another benefit.

(e)If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service will accrue without interest and will be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

13.Choice of Law; Forum Selection.

(a)The parties agree that any suit, action, or other legal proceeding arising out of or relating to this Agreement will be brought exclusively in a court of competent jurisdiction located within the Commonwealth of Pennsylvania and will not be commenced or maintained in any other court. The parties agree and consent to Pennsylvania as the exclusive jurisdiction and venue of any such suit, action or proceeding. The Executive agrees to update the Executive’s address with the Company as soon as possible after a change in address occurs and acknowledges that it is the Executive’s responsibility to ensure that the Company has the Executive’s correct address on file.

(b)The parties agree that Pennsylvania law will apply to any suit, action, or other legal proceeding arising out of or relating to this Agreement. The parties agree and understand that Pennsylvania has a substantial relationship to both parties, the employment relationship and this Agreement. The parties agree and understand that this Agreement will be governed and construed in accordance with the laws of Pennsylvania.

14.Miscellaneous.

(a)The waiver by the Company of any provision of this Agreement, or the waiver by the Company of a breach of any provision of this Agreement by the Executive, will not operate or be construed as a further or continuing waiver of any subsequent breach by the Executive.

(b)Those sections of this Agreement necessary to carry out the intentions of the parties of this Agreement, including Sections 4, 5, 6, 7, 8, 12, 13, and 14, shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

(c)Captions and section headings are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(d)The language of all parts of this Agreement will in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

(e)The Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement and is knowingly and voluntarily entering into this Agreement. Both parties represent and agree that they have had the opportunity to review any and all aspects of this Agreement with the legal advisor or advisors of their choice before executing this Agreement, and, by virtue of this Section, both parties have been fully advised to do so.

(f)The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon the Executive’s performance of the Executive’s obligations under this Agreement.

(g)The parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank; Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the Effective Date.

WEST PHARMACEUTICAL SERVICES, INC.

By:	/s/ Richard D. Luzzi
Richard D. Luzzi
Senior Vice President, Human Resources

ERIC M. GREEN

/s/ Eric M. Green
Eric M. Green

Exhibit I
FORM OF AWARD AGREEMENT FOR DISCUSSION PURPOSES ONLY

GLOBAL HEADQUARTERS
530 Herman O. West Drive ∙ Exton, PA 19341
TEL 610-594-3327 ∙ FAX 610-594-3013
rick.luzzi@westpharma.com
RICHARD D. LUZZI
Corporate Vice President Human Resources

April 24, 2015

Eric M. Green
c/o Traci D. Pupillo
Carmody MacDonald P.C.
120 S. Central Ave., Suite 1800
St. Louis, Missouri 63105

Re:    Your Performance Period 14 (2015-17) Long-Term Incentive Plan Award
Dear Eric:
Congratulations. Pursuant to your Employment Agreement with the Company, the Compensation Committee of the Board approved an award under the 2011 Omnibus Incentive Compensation Plan to be made on April 24, 2015.

Stock Option Award:	TBD
Target PVS Units:	TBD
Expected Value	$1,700,000

The expected value is calculated using the fair market value and Black-Scholes option value on the date of the award. The awards were made under the terms of our 2011 Omnibus Incentive Compensation Plan (the “Plan”). We have attached a summary of the terms of your awards. Please read it carefully.
I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.
Sincerely,

/s/ Richard D. Luzzi
Richard D. Luzzi

Enclosures

Summary of Your Stock Options
What is a stock option?
A stock option is the right to purchase a fixed number of shares at a set exercise price. The option granted by this award is a non-qualified stock option. The stock option gains value when the price of our common stock exceeds the exercise price.
How many shares may I purchase and what is the price?
The number of shares you may purchase and the exercise price are as follows:

Exercise Price	Total shares that may be purchased upon exercise
$ FMV	TBD

May I purchase the shares immediately?
No. So long as your employment with us continues (except as described below in the event of retirement, death or disability), your option becomes exercisable - or “vests” - as per the schedule below. At the end of the period, you may exercise the entire option. The following chart shows when and what portion of your option is exercisable each year.

Date	Portion of the option is exercisable
Hire date (grant date)	0
February 23, 2016	25%
February 23, 2017	50%
February 23, 2018	75%
February 23, 2019 and thereafter	100%

However, in no event will your option be exercisable after the Expiration Date set forth below.
Will my options vest if I retire?
Your options will continue to vest, even if you terminate employment due to retirement, if you have a “Qualifying Retirement” on or after October 1, 2015. To be a Qualifying Retirement, the following criteria must met be met the time of your termination of employment:

1.	You have reached age 57;

2.	You have rendered 10 years of service to the Company and its affiliates; and

3.	Your termination must not be due to “Cause” as defined in the Plan and not due to death or disability.
Vesting will cease and all outstanding awards will be immediately forfeited if the Committee determines in its sole and absolute discretion that any of the following circumstances have occurred:

1.	To the extent permitted by applicable law, you compete with the Company during the period of continued vesting as described in Exhibit II;

2.	You fail to comply with any confidentiality agreements with the Company before or after your termination of employment;,

3.	The Company determines that it could have terminated you for “Cause” due to facts or circumstances discovered after your termination of employment.
During the entire period of continued vesting upon Qualifying Retirement, you remain subject to the Incentive Compensation Recovery Policy described in Exhibit I. If you violate the terms of that policy, vesting will also immediately cease.
What happens if I die or become disabled before the award is fully vested?
Your options will vest immediately 100% if you die or become disabled during the vesting period.
When will my option expire?
If you remain employed, the option expires on the tenth anniversary of the grant date, which will be referred to as the “Expiration Date.” This means that once it becomes exercisable, the option may be exercised until April 23, 2025. In addition,

•	if you die, the option will remain exercisable for one year from your date of death;

•	if you terminate employment due to disability or a Qualifying Retirement, the option will remain exercisable until the Expiration Date;

•	if your employment terminates for any reason other than a Qualifying Retirement, disability, death or removal for cause, the option will expire 90 days after the termination date;

•	if we terminate your employment for cause, the option will expire on the commencement of business on your date of termination.

How do I exercise my stock option?

There are four ways to exercise a stock option.

•	Cash. You write a check to the Company for the exercise price, plus any applicable withholding taxes.

•	Already owned shares. You may deliver or attest vested shares of common stock that you own with a fair market value equal to the exercise price, plus any applicable withholding taxes.

•	Combination of shares and cash. You may use a combination of cash and stock.

•
Reduction of proceeds. You may elect to have shares you would otherwise receive upon the exercise reduced by an amount equal to the total exercise cost divided by the fair market value of the shares at the time of your exercise. In effect, you would receive the “net” shares otherwise due to you after deducting for the exercise cost, plus applicable withholding taxes.

When do I have to pay for the exercise?
The full exercise price and applicable taxes must be paid within three days of exercise.

Will I receive dividends on my unexercised options?
No. Dividends are only payable to you after you exercise your option as long as you do so before the applicable dividend record date.
Summary of Your Performance-Vesting Share Unit Award
What is a performance-vesting share unit?
A PVS Unit award represents the conditional right to receive a distribution of shares. The number of shares you will receive depends on how well the Company’s actual performance compares to specified performance goals at the end of the performance period.
What are the performance goals applicable to the PVS Unit award?
The performance levels are based on two equally weighted performance measures. The two measures of Company performance are:

•
Average return on invested capital - also called “ROIC” - is measured by dividing the average of the Company’s net operating profit (without regard to taxes) over the performance period by the average outstanding equity plus debt over that period.

•	Compounded annual revenue growth - also called “CAGR” - is the compound annual growth rate in net sales for the Company over the same period.
What is the performance period for this PVS Unit award?
The Company’s performance against the goals is measured over a three-year period that begins January 1, 2015 and ends December 31, 2017.
Your target PVS Units award presented on the first page of this letter is the number of shares of West Common Stock that you would receive if the Company obtains 100% of both of the ROIC and CAGR performance targets. Additional shares of Common Stock will be distributed under this PVS award if actual performance exceeds the target performance level, and fewer shares of Common Stock will be distributable if actual performance falls short of the target performance level. No shares of Common Stock will be paid out if actual performance falls below the threshold level described below.

The following table shows the performance targets for CAGR and Average ROIC and the corresponding PVS Units payouts for the 2014-2016 performance period.

Performance Range		CAGR		Average ROIC
		(applies to 50% of PVSUs)		(applies to 50% of PVSUs)
		If CAGR is:	Then the payout as a % of Target is:	If ROIC is:	Then the payout as a % of Target is:
Maximum:	150%	11.85%	200%	16.50%	200%
	125%	9.88%	150%	13.75%	150%
	110%	8.69%	120%	12.10%	120%
Target:	100%	7.90%	100%	11.00%	100%
	85%	6.72%	75%	9.35%	75%
Threshold:	70%	5.53%	50%	7.70%	50%
< 70%		< 5.53%	-0-	<7.70%	-0-

If actual CAGR or ROIC falls between any of the performance range percentages above, the payout for that portion of your PVS Units will be determined by applying a mathematical formula to estimate the value based on the two nearest percentages.
Can my PVS Unit award be adjusted?
Yes, the Committee can change or revise the targets as it considers appropriate and make adjustments for budgeted exchange rates or an “extraordinary or special item” on a case-by-case basis. Extraordinary or special items include (1) settlement of litigation or actions brought by governmental agencies , (2) changes to the Company’s capital structure, including changes to dividend policy, share repurchase programs, mergers, acquisitions, divestitures, reorganizations and restructurings; and (3) new legislation or governmental regulations enacted or promulgated during the performance period.
When will I know how many shares I am eligible to receive?
The shares will be distributed to you in early 2018 after the ROIC and CAGR for the performance period are calculated. This will be done by the Compensation Committee after review of the Company’s audited financial statements.
Will I receive dividends on my PVS Units?
During the performance period, your account will be credited with additional PVS Units as if the target PVS Units award had been reinvested in dividends paid on Common Stock during the period. At the end of the performance period, you may receive additional shares of Common Stock equal to the amount of PVS Units credited through this dividend-reinvestment feature. If performance falls below the target levels, you will forfeit some or all of these PVS Units based on the applicable payout percentage.
May I defer receipt of my shares?
Delivery of shares upon payout may be deferred under the Deferred Compensation Plan for eligible participants in certain countries. If you are eligible, you will receive details on this deferral opportunity before the end of each performance period and the distribution provisions of the applicable plan will contain additional restrictions. Any election will similarly defer receipt of additional shares you would otherwise receive due to the deemed dividend reinvestment feature.

What happens if I terminate employment during the performance period?
You will not be entitled to receive a distribution with respect to any PVS Units granted by this award if your employment terminates for any reason other than a Qualifying Retirement (as defined above) before the end of the performance period.

What happens if I have a Qualifying Retirement during the performance period?

If you have a Qualifying Retirement during the performance period and after October 1, 2015, your PVS Units will continue to vest based on the approved performance criteria as if you remained actively employed by the Company. The same vesting cessation provisions applicable to your option awards upon a Qualifying Termination also apply to this award, including the Incentive Compensation Recovery Policy set forth in Exhibit I and the non-competition covenant set forth in Exhibit II.
Additional Information Applicable to Both Your Stock Option and PVS Unit Award

Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.
Does the Securities Trading Policy apply to my award?
Yes. All sales of shares of company stock (including shares earned under the PVS Unit award and shares received upon exercise of an option) and all option exercise transactions are subject to our Securities Trading Policy. Option exercises and stock sales by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy. For information and to access the required pre-clearance form, please go to IntraWest and look under the Legal & Compliance tab.
Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?
No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.
Where can I find additional information about my award?
This is a summary of the terms of your stock option and PVS Unit award. Your award is subject to the terms of the 2011 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2011 Omnibus Incentive Compensation Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.
Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.
Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.
Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred while the award recipient was rendering service to the Company, or during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).
Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.
Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.

EXHIBIT II

Non-Competition Covenant

To receive the benefits of continued vesting upon a Qualifying Retirement, you agree that during the period of continued vesting (the “Restrictive Period”), you will not, and you will not permit any of your Affiliates, or any other Person, directly or indirectly, to:

1.
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

2.	serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business;

3.
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

4.	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the year immediately preceding the date of your Qualifying Retirement:

a.	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

b.
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under your direct control had personal contact on behalf of the Company or any Subsidiary; or

c.
was a Person with whom you had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

d.	As used in this Exhibit II, the capitalized terms shall have the meanings set forth below:

i.	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

ii.
The “Company’s Business” means: (a) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (b) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which you have been actively involved.

iii.	"Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

iv.	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the United States Internal Revenue Code of 1986, as amended.
Enforcement. Should any provision of this Exhibit II be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

Exhibit II
FORM OF AWARD AGREEMENT FOR DISCUSSION PURPOSES ONLY

GLOBAL HEADQUARTERS
530 Herman O. West Drive ∙ Exton, PA 19341
TEL 610-594-3327 ∙ FAX 610-594-3013
rick.luzzi@westpharma.com
RICHARD D. LUZZI
Senior Vice President Human Resources

April 24, 2015

Eric M. Green
c/o Traci D. Pupillo
Carmody MacDonald P.C.
120 S. Central Ave., Suite 1800
St. Louis, Missouri 63105

Re:    Your Performance Period 13 (2014-16) Long-Term Incentive Plan Award
Dear Eric:
Congratulations. Pursuant to your Employment Agreement with the Company, the Compensation Committee of the Board approved an award under the 2011 Omnibus Incentive Compensation Plan to be made on April 24, 2015.

Stock Option Award:	TBD
Target PVS Units:	TBD
Expected Value:	$1,150,000

The expected value is calculated using the fair market value and Black-Scholes option value on the date of the award. The awards were made under the terms of our 2011 Omnibus Incentive Compensation Plan. We have attached a summary of the terms of your awards. Please read it carefully.
I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.
Sincerely,

/s/ Richard D. Luzzi
Richard D. Luzzi

Enclosures

Summary of Your Stock Options
What is a stock option?
A stock option is the right to purchase a fixed number of shares at a set exercise price. The option granted by this award is a non-qualified stock option. The stock option gains value when the price of our common stock exceeds the exercise price.
How many shares may I purchase and what is the price?
The number of shares you may purchase and the exercise price are as follows:

Exercise Price	Total shares that may be purchased upon exercise
$ FMV	TBD

May I purchase the shares immediately?

No. So long as your employment with us continues (except as described below in the event of retirement, death or disability), your option becomes exercisable - or “vests” - as per the schedule below. At the end of the four-year period, you may exercise the entire option. The following chart shows when and what portion of your option becomes exercisable.

Date	Portion of the option that becomes exercisable
Hire Date (grant date)	25%
February 24, 2016	50%
February 24, 2017	75%
February 24, 2018 and thereafter	100%

However, in no event will your option be exercisable after the Expiration Date set forth below.
Will my options vest if I retire?
Your options will continue to vest, even if you terminate employment due to retirement, if you have a “Qualifying Retirement” on or after October 1, 2015. To be a Qualifying Retirement, the following criteria must met be met the time of your termination of employment:

1.	You have reached age 57;

2.	You have rendered 10 years of service to the Company and its affiliates; and

3.	Your termination must not be due to “Cause” as defined in the Plan and not due to death or disability.
Vesting will cease and all outstanding awards will be immediately forfeited if the Committee determines in its sole and absolute discretion that any of the following circumstances have occurred:

1.	To the extent permitted by applicable law, you compete with the Company during the period of continued vesting as described in Exhibit II;

2.	You fail to comply with any confidentiality agreements with the Company before or after your termination of employment;,

3.	The Company determines that it could have terminated you for “Cause” due to facts or circumstances discovered after your termination of employment.
During the entire period of continued vesting upon Qualifying Retirement, you remain subject to the Incentive Compensation Recovery Policy described in Exhibit I. If you violate the terms of that policy, vesting will also immediately cease.
What happens if I die or become disabled before the award is fully vested?
Your options will vest 100% if you die or become disabled during the vesting period.
When will my option expire?
If you remain employed, the option expires on the tenth anniversary of the grant date, which will be referred to as the “Expiration Date.” This means that once it becomes exercisable, the option may be exercised until April 23, 2025. In addition,

•	if you die, the option will remain exercisable for one year from your date of death;

•	if you terminate employment due to disability or a Qualifying Retirement, the option will remain exercisable until the Expiration Date;

•	if your employment terminates for any reason other than a Qualifying Retirement, disability, death or removal for cause, the option will expire 90 days after the termination date;

•	if we terminate your employment for cause, the option will expire on the commencement of business on your date of termination.
How do I exercise my stock option?
There are four ways to exercise a stock option.

•	Cash. You write a check to the Company for the exercise price, plus any applicable withholding taxes.

•	Already owned shares. You may deliver or attest vested shares of common stock that you own with a fair market value equal to the exercise price, plus any applicable withholding taxes.

•	Combination of shares and cash. You may use a combination of cash and stock.

•
Reduction of proceeds. You may elect to have shares you would otherwise receive upon the exercise reduced by an amount equal to the total exercise cost divided by the fair market value of the shares at the time of your exercise. In effect, you would receive the “net” shares otherwise due to you after deducting for the exercise cost, plus applicable withholding taxes.

To exercise your stock option, you must logon to the website for Solium Shareworks® Enclosed with this award is an information sheet that contains important additional information about activating your account if you have not done so already and how to exercise your options. Please review it carefully.
When do I have to pay for the exercise?
The full exercise price and applicable taxes must be paid within three days of exercise.

Will I receive dividends on my unexercised options?
No. Dividends are only payable to you after you exercise your option as long as you do so before the applicable dividend record date.

Summary of Your Performance-Vesting Share Unit Award
What is a performance-vesting share unit?
A PVS Unit award represents the conditional right to receive a distribution of shares. The number of shares you will receive depends on how well the Company’s actual performance compares to specified performance goals at the end of the performance period.
What are the performance goals applicable to the PVS Unit award?
The performance levels are based on two equally weighted performance measures. The two measures of Company performance are:

•
Average return on invested capital - also called “ROIC” - is measured by dividing the average of the Company’s net operating profit (without regard to taxes) over the performance period by the average outstanding equity plus debt over that period.

•	Compounded annual revenue growth - also called “CAGR” - is the compound annual growth rate in net sales for the Company over the same period.
What is the performance period for this PVS Unit award?
The Company’s performance against the goals is measured over a three-year period that begins January 1, 2014 and ends December 31, 2016.
Your target PVS Units award presented on the first page of this letter is the number of shares of West Common Stock that you would receive if the Company obtains 100% of both of the ROIC and CAGR performance targets. Additional shares of Common Stock will be distributed under this PVS award if actual performance exceeds the target performance level, and fewer shares of Common Stock will be distributable if actual performance falls short of the target performance level. No shares of Common Stock will be paid out if actual performance falls below the minimum acceptable level.

The following table shows the performance targets for CAGR and Average ROIC and the corresponding PVS Units payouts for the 2014-2016 performance period.

Performance Range		CAGR		Average ROIC
		(applies to 50% of PVSUs)		(applies to 50% of PVSUs)
		If CAGR is:	Then the payout as a % of Target is:	If ROIC is:	Then the payout as a % of Target is:
Maximum:	150%	11.85%	200%	16.50%	200%
	125%	9.88%	150%	13.75%	150%
	110%	8.69%	120%	12.10%	120%
Target:	100%	7.90%	100%	11.00%	100%
	85%	6.72%	75%	9.35%	75%
Threshold:	70%	5.53%	50%	7.70%	50%
< 70%		< 5.53%	-0-	<7.70%	-0-

If actual CAGR or ROIC falls between any of the performance range percentages above, the payout for that portion of your PVS Units will be determined by applying a mathematical formula to estimate the value based on the two nearest percentages.
Can my PVS Unit award be adjusted?
Yes, the Committee can change or revise the targets as it considers appropriate and make adjustments for budgeted exchange rates or an “extraordinary or special item” on a case-by-case basis. Extraordinary or special items include (1) settlement of litigation or actions brought by governmental agencies , (2) changes to the Company’s capital structure, including changes to dividend policy, share repurchase programs, mergers, acquisitions, divestitures, reorganizations and restructurings; and (3) new legislation or governmental regulations enacted or promulgated during the performance period.
When will I know how many shares I am eligible to receive?
The shares will be distributed to you in early 2017 after the ROIC and CAGR for the performance period are calculated. This will be done by the Compensation Committee after review of the Company’s audited financial statements.
Will I receive dividends on my PVS Units?
During the performance period, your account will be credited with additional PVS Units as if the target PVS Units award had been reinvested in dividends paid on Common Stock during the period. At the end of the performance period, you may receive additional shares of Common Stock equal to the amount of PVS Units credited through this dividend-reinvestment feature. If performance falls below the target levels, you will forfeit some or all of these PVS Units based on the applicable payout percentage.
May I defer receipt of my shares?
Delivery of shares upon payout may be deferred under the Deferred Compensation Plan for eligible participants in certain countries. If you are eligible, you will receive details on this deferral opportunity before the end of each performance period and the distribution provisions of the applicable plan will contain additional restrictions. Any election will similarly defer receipt of additional shares you would otherwise receive due to the deemed dividend reinvestment feature.

What happens if I terminate employment during the performance period?
You will not be entitled to receive a distribution with respect to any PVS Units granted by this award if your employment terminates for any reason other than a Qualifying Retirement (as defined above) before the end of the performance period.
What happens if I have a Qualifying Retirement during the performance period?
If you have a Qualifying Retirement during the performance period and after October 1, 2015, your PVS Units will continue to vest based on the approved performance criteria as if you remained actively employed by the Company. The same vesting cessation provisions applicable to your option awards upon a Qualifying Termination also apply to this award, including the Incentive Compensation Recovery Policy set forth in Exhibit I and the non-competition covenant set forth in Exhibit II.
Additional Information Applicable to Both Your Stock Option and PVS Unit Award
Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.
Does the Securities Trading Policy apply to my award?
Yes. All sales of shares of company stock (including shares earned under the PVS Unit award and shares received upon exercise of an option) and all option exercise transactions are subject to our Securities Trading Policy. Option exercises and stock sales by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy. For information and to access the required pre-clearance form, please go to IntraWest and look under the Legal & Compliance tab.
Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?
No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.
Where can I find additional information about my award?
This is a summary of the terms of your stock option and PVS Unit award. Your award is subject to the terms of the 2011 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2011 Omnibus Incentive Compensation Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.
Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.
Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.
Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred while the award recipient was rendering service to the Company, or during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).
Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.
Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.

EXHIBIT II

Non-Competition Covenant

To receive the benefits of continued vesting upon a Qualifying Retirement, you agree that during the period of continued vesting (the “Restrictive Period”), you will not, and you will not permit any of your Affiliates, or any other Person, directly or indirectly, to:

1.
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

2.	serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business;

3.
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

4.	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the year immediately preceding the date of your Qualifying Retirement:

a.	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

b.
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under your direct control had personal contact on behalf of the Company or any Subsidiary; or

c.
was a Person with whom you had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

d.	As used in this Exhibit II, the capitalized terms shall have the meanings set forth below:

i.	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

ii.
The “Company’s Business” means: (a) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (b) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which you have been actively involved.

iii.	"Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

iv.	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the United States Internal Revenue Code of 1986, as amended.
Enforcement. Should any provision of this Exhibit II be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.

EXHIBIT III

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) dated as of [•] (“Effective Date”) is entered by and between West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”), and Eric M. Green (the “Executive”).
WHEREAS, the Executive’s employment with the Company has been terminated in accordance with Section 4 of that Executive Employment Agreement between the Executive and the Company, dated April __, 2015 (the “Employment Agreement”) (attached as Appendix A);
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Executive and the Company agree as follows:
1.Separation from Employment. The Executive’s separation from employment with the Company is effective [•] (the “Separation Date”). The Company will pay the Executive the following outstanding unpaid benefits under Section 3: [•]. The Executive acknowledges that the Company has paid the Executive all other accrued wages and compensation through the Separation Date to which the Executive is entitled and that the Executive is not entitled to any further compensation not specifically provided for in this Agreement.

2.Consideration. If the Executive signs and does not revoke this Agreement, and if the Executive abides by its terms and conditions, then the Company will provide the Executive with the applicable benefits provided by Section 4 of the Employment Agreement, including: [•].

3.Release of Claims. In exchange for the Company’s obligations under this Agreement, the Executive agrees that he has reached a full and complete settlement of any and all claims and disputes that have arisen or could have arisen between the Executive and the Company. The Executive forever waives and releases any and all claims of any kind that the Executive has had or may have against the Company; its current, former and future owners, parents, subsidiaries, and affiliates, and each of their current and former partners, officers, directors, employees or agents; and any related parties up to the date of this agreement (the “Released Parties”). This release is intended as a full settlement and compromise of each, every and all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statute, or otherwise, including, without limitation, any right to further compensation not specifically provided for in this Agreement. The release in this Section includes any and all causes of action or claims the Executive has had, now has, or may have up to the date of this agreement, including, without limitation, those arising pursuant to any federal, state, or local laws, except for claims under the Age Discrimination in Employment Act (“ADEA”). No claim of any sort is otherwise reserved, except those claims that the law does not permit the Executive to waive. The Executive also waives any right to reinstatement or re-employment with the Company.

4.Voluntary Acknowledgement. This Agreement has been reached by mutual and purely voluntary agreement between the Executive and the Company, and the parties acknowledge their full agreement with, and understanding of, its terms. The Executive acknowledges that the Executive fully understands the terms of the Agreement, that the Executive has not been under any duress, coercion or undue influence to execute the Agreement, and that the Executive is executing it in exchange for consideration to which the Executive would not otherwise be entitled. The Executive acknowledges that the Executive has freely, knowingly and voluntarily decided to accept these benefits, and that this Agreement has binding legal effect.

5.ADEA Release. In exchange for the Company’s obligations under this Agreement, including the Severance, the Executive unconditionally waives, releases and discharges the Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement, arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. The Executive acknowledges that:

(a)this Agreement is written in a manner calculated to be understood by the Executive;

(b)this Agreement represents the Executive’s knowing and voluntary release of any and all claims that the Executive might have, including, but not limited to, any claims arising under the ADEA;

(c)the Executive has not been asked to release, nor has the Executive released any claim under the ADEA that may arise after the date of this Agreement;

(d)the consideration that the Executive will receive in exchange for this Agreement is something of value to which the Executive is not otherwise entitled;

(e)the Executive is hereby advised to consult with an attorney before signing this Agreement; and

(f)the Executive understands that he has twenty-one (21) calendar days to consider this Agreement before signing it, and that the Executive can revoke his release of claims under the ADEA within seven (7) calendar days of signing it by sending written notice of revocation to the Company’s Senior Vice President of Human Resources.

6.No Admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Released Parties.

7.Representations and Acknowledgment. The Executive represents and warrants that: (a) the Executive has returned to the Company, and has not retained in any format, any and all Company documents and other Company property that the Executive had in the Executive’s possession at any time, including, without limitation, Company computers, telephones, mobile digital devices, security access cards, tangible or electronic files, documents, external hard drives, flash drives, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications and tangible property (and all reproductions thereof in whole or in part); (b) the Executive has filed no pending claims with any court or government agency against any of the Released Parties; and (c) the Executive has not breached any of the surviving terms of the Employment Agreement, including its Section 5 (Restrictive Covenants) (collectively, the “Surviving Obligations”). The Executive acknowledges that he remains bound by, and that the Company’s obligation to provide the benefits of this Agreement is contingent on his compliance with, the Surviving Obligations. If the Executive breaches this Agreement or the Surviving Obligations, or if he revokes the ADEA release contained in Section 5 of this Agreement, the Company may, in addition to any other remedies it may have, cease payment of any remaining obligations it owes the Executive under this agreement and reclaim any amounts paid to the Employee under this Agreement, except for the first such installment payment, without waiving the releases provided herein.

8.Non-disparagement. The Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Released Parties, the Company’s business, or any of their existing or prospective customers, suppliers, investors or other associated third parties. Similarly, the Board of Directors of the Company will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Executive.

9.Cooperation. The parties agree that certain matters in which the Executive has been involved during his employment may necessitate the Executive’s cooperation with the Company in the future. To the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities and shall compensate the Executive for his cooperation to the extent such cooperation is compensable under the Employment Agreement.

10.Participation in Subsequent Legal Proceedings. Nothing in this Agreement prohibits the Executive from exercising any legal rights he has to communicate with government agencies.

11.Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

12.Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive regarding the separation of the Executive’s employment, and they supersede and cancel all prior and contemporaneous written and oral agreements, if any. The Executive affirms that, by entering into this Agreement, the Executive is not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement may not be changed or altered, except by a writing signed by the Company and the Executive.

13.    Choice of Law; Forum Selection.

(a)    The parties agree that any suit, action, or other legal proceeding arising out of or relating to this Agreement will be brought exclusively in a court of competent jurisdiction located within the Commonwealth of Pennsylvania and will not be commenced or maintained in any other court. The parties agree and consent to Pennsylvania as the exclusive jurisdiction and venue of any such suit, action or proceeding. The Executive agrees to update the Executive’s address with the Company as soon as possible after a change in address occurs and acknowledges that it is the Executive’s responsibility to ensure that the Company has the Executive’s correct address on file.
(b)    The parties agree that Pennsylvania law will apply to any suit, action, or other legal proceeding arising out of or relating to this Agreement. The parties agree and understand that Pennsylvania has a substantial relationship to both parties, the employment relationship and this Agreement. The parties agree and understand that this Agreement will be governed and construed in accordance with the laws of Pennsylvania.
13.Counterparts. This Agreement may be executed, including execution by facsimile or electronically transmitted signature, in multiple counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument.

14.Section 409A.

(a)    This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A of the Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that no payments due under this Agreement will be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. If the Company’s outside legal counsel advises the Company that any provision of this Agreement would cause the Executive to incur an additional tax, penalty or interest under Section 409A of the Code, the Company and the Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty or interest under Section 409A of the Code.
(b)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment.
(c)     “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement, mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.
(e)    If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service will accrue without interest and will be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.
15.Assignment. The Released Parties may assign this Agreement at any time, and the Agreement shall inure to the benefit of their successors and assigns. The Executive may not assign this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the Effective Date.

WEST PHARMACEUTICAL SERVICES, INC.

By:	/s/ Richard D. Luzzi
Richard D. Luzzi
Senior Vice President, Human Resources

ERIC M. GREEN

/s/ Eric M. Green
Eric M. Green

APPENDIX A

[Executive Employment Agreement]